Leading Environmental Specialist Nigel Jenvey to Join Natural Gas Services Group Board,
Director Leslie Beyer Receives Key Energy Industry Award

NGS Board of Directors Creates Environmental, Social & Governance Committee

Midland, TX, April 5, 2021 (GLOBE NEWSWIRE) -- Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the energy industry, today announced the appointment of Nigel Jenvey to its Board of Directors. Mr. Jenvey will take the seat vacated by William F. “Frank” Hughes, Jr. who is retiring after over 17 years of service to the Company.

“I want to thank Frank for his dedicated and tireless service to the shareholders of Natural Gas Services Group,” said Stephen Taylor, President and Chief Executive Officer of NGS. “Frank has been an important member of the NGS governance team since I joined the company. His leadership, wisdom and efforts have been an important part of our success. While we will miss his counsel, we wish him well in retirement.”

Mr. Jenvey, currently the Global Head of Carbon Management at consultancy Gaffney, Cline & Associates, brings a wealth of experience in addressing environmental issues related to the energy industry. Prior to joining Gaffney, Mr. Jenvey spent four years at BP as the company’s carbon solutions manager. He also led similar efforts at Maersk Oil and served in various roles at Royal Dutch Shell, including the CO2 storage project leader in Shell’s EOR Center of Expertise. He began his career as a petroleum engineer at Texaco in 1995. Mr. Jenvey holds degrees in mining management from the University of Leeds and petroleum engineering from the Imperial College in London.

“We welcome Nigel to the NGS Board of Directors and look forward to tapping his knowledge and experience as the Company continues to develop a robust ESG program that serves the interests of all stakeholders,” Taylor said. “Nigel’s tenure addressing key environmental and energy transition issues through new technologies inside major international oil companies and, more recently, in his consulting role assisting companies with carbon capture programs will be invaluable in our continued efforts to optimize our environmental initiatives.”

In connection with Mr. Jenvey’s appointment, the Company has created a standing Environmental, Social and Governance (“ESG”) Committee of the Board of Directors, which Mr. Jenvey will chair. The committee will play an important role in developing company policies to address these critical issues.

Mr. Jenvey will stand for election to the Board at the Company’s upcoming annual meeting of shareholders.

Director Leslie Beyer Receives Energy Sector Leadership Award

Leslie Shockley Beyer, a member of the NGS Board of Directors, was recently named one of Oil and Gas Investor’s “Influential Women in Energy” for her leadership role in the industry including as CEO of the Energy Workforce & Technology Council. Under Ms. Beyer’s leadership, the Council has become a leader in promoting technologies and policies that focus on sustainability in the energy industry. The Council has taken the lead on energy transition by communicating how the sector is a key driver of the technologies and innovations that will deliver a lower carbon energy future.

“Since Leslie joined the NGS Board, she has been an advocate in shaping our environmental, social and governance initiatives,” said Taylor. “Her experience in both the public and private sectors has been invaluable in our efforts as we continue to develop a best-in-class program for small company ESG. She brings a diverse and unique perspective to our leadership team which benefits all of our stakeholders.”

Due to COVID-19 restrictions, Ms. Beyer was honored in a virtual ceremony in late March.

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our customers' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information:

Alicia Dada, Investor Relations
(432) 262-2700
Alicia.Dada@ngsgi.com
www.ngsgi.com